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                                                                   Exhibit 10.1


AMENDMENTS TO 1995 LONG-TERM INCENTIVE AND  STOCK OPTION PLAN
                                   August 19, 1996

1. The shareholders of Nutrition Medical, Inc. (the "Company") adopted the following amendment to the Company's 1995 Long-Term Incentive and Stock Option Plan (the "Plan") at a special meeting held on August 19, 1996:

The amendment adopted had the effect of replacing in its entirety Section 2 of the Plan with the following text:

         Section 2.  STOCK SUBJECT TO PLAN.  Subject to the provisions of
    Section 16 hereof, the stock to be subject to options or other awards under the Plan shall be the Company's authorized common shares, par value $.01 per share (the "Common Shares"). Such Common Shares may be either authorized but unissued shares, or issued shares which have been reacquired by the Company. Subject to adjustment as provided in Section 16 hereof, the maximum number of shares on which options may be exercised or other awards issued under this Plan shall be 800,000 shares. If an option or award under the Plan expires, or for any reason is terminated or unexercised with respect to any shares, such shares shall again be available for options or awards thereafter granted during the term of the Plan.

2   The board of directors of Nutrition Medical, Inc. (the "Company") adopted the following amendment to the Company's 1995 Long-Term Incentive and Stock Option Plan (the "Plan") at a meeting held on September 24, 1996:

The amendment adopted had the effect of replacing in its entirety Section 5 of the Plan with the following text:

         Section 5. PRICE. The option price for all Incentive Stock Options granted under the Plan shall be determined by the Committee but shall not be less than 100% of the fair market value of the Common Shares at the date of grant of such option. The option price for options granted under the Plan that do not qualify as Incentive Stock Options shall also be determined by the Committee but shall not be less than 85% of the fair market value of the Common Shares at the date of grant of such option and, if applicable, the price for all awards shall be determined by the Committee. For purposes of the preceding sentence and for all other valuation purposes under the Plan, the fair market value of the Common Shares shall be as reasonably determined by the Committee. If on the date of grant of any option or award hereunder the Common Shares are not traded on an established securities market, the Committee shall make a good faith attempt to satisfy the requirements of this Section 5 and in connection therewith shall take such action as it deems necessary or advisable.